Exhibit 99.1

Plymouth Industrial REIT Provides Activity Update for Fourth Quarter 2023

Announces Details for Fourth Quarter Earnings Conference Call

BOSTON—(January 4, 2024) Plymouth Industrial REIT, Inc. (NYSE: PLYM) announced its leasing, development and disposition activity for the fourth quarter of 2023. The Company also announced details for its fourth quarter earnings conference call and webcast to be held on February 22, 2024.

Jeff Witherell, Chief Executive Officer and Co-Founder of Plymouth, noted, “The Golden Triangle is creating new opportunities for us to leverage our leasing and asset management expertise with cash rent increases and development lease up consistent with our expectations. The ability to capture strong returns with $37 million of select dispositions accelerated our plans to reduce debt in 2023 and should allow us to redeploy capital within the Golden Triangle.”

Leasing Activity

Leases commencing during the fourth quarter ended December 31, 2023 totaled an aggregate of 966,167 square feet, all of which are associated with terms of at least six months. The Company will experience a 23.4% increase in rental rates on a cash basis from these leases. These leases included 664,157 square feet of renewal leases and 302,010 square feet of new leases. Total portfolio occupancy at December 31, 2023 was 98.3% and reflects recent new developments now in service. Same store occupancy at December 31, 2023 was 98.6%.

Executed leases scheduled to commence during 2023, excluding leases associated with new construction, total an aggregate of 5,599,943 square feet, all of which are associated with terms of at least six months. The Company will experience a 21.0% increase in rental rates on a cash basis from these leases. These leases included 3,945,024 square feet of renewal leases and 1,654,919 square feet of new leases of which 109,098 square feet was vacant at the start of 2023.

The Company has already executed 2,860,339 square feet of leases that will commence during 2024, or 41.4% of its total 2024 expirations, with a 14.6% increase in rental rates on a cash basis (29.3% of these leases were associated with contractual renewals). The Company’s largest remaining lease expiration in 2024 is its 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis. Although the tenant is not required to notify the Company that it is exercising its renewal option until January 31, 2024, Plymouth is proactively marketing the space in the event that the current tenant does not in fact renew. The in-place lease, which represents approximately 2.2% of the Company’s rentable square feet, expires on July 31, 2024. The Company intends to provide an update on the status of this lease when it reports fourth quarter 2023 earnings results.

Development Activity

During the fourth quarter, Plymouth delivered a fully leased industrial building in Jacksonville totaling 39,750 square feet. The final project in the first phase of its development program, a 52,920-square-foot, fully leased building in Jacksonville, is expected to come online in the third quarter of 2024. During the fourth quarter, Plymouth also signed a seven-year, 108,000-square-foot lease at its 180,000-square-foot industrial building in Atlanta, bringing the new development to 100% occupancy.

Disposition Activity

During the fourth quarter, Plymouth completed the previously announced sale of its 156,634-square-foot industrial building in Marlton, New Jersey for $16.8 million. The Company intends to use the net proceeds of $16.2 million to pay down outstanding borrowings on its credit facility. The sale yielded a 6.3% cap rate on in-place NOI and an IRR of 18.2% over a nine-year hold.

Fourth Quarter 2023 Earnings Call

The Company plans to issue its earnings release before the market opens on Thursday, February 22, 2024, and will host a conference call and live audio webcast, both open for the general public to hear, later that day at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through February 29, 2024, by dialing (877) 344-7529 and entering the replay access code, 8599062.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
IR@plymouthreit.com